Exhibit 10.1

06/16/2010

Christopher Roberts

1014 Priory Place

Mclean, VA 22101

Dear Christopher:

Integral Systems Inc. is pleased to offer you the position of Chief Financial Officer. In this full-time exempt position you will report to Paul G. Casner in Columbia, MD, and be compensated at $ 7692.31 bi-weekly, which cumulatively is equivalent to $200,000.06 per annum. You will be paid on alternating Fridays in accordance with normal payroll procedures.

As a regular full-time employee, you will be eligible to participate in our comprehensive employee benefit program, which includes: Paid Time Off (vacation and sick), 401K Retirement Plan, Group Medical and Dental Insurance, Flexible Spending Accounts for Health and Dependent Care, Life Insurance, Short and Long Term Disability Insurance, and Educational Assistance. Please note that Integral Systems Inc. reserves the right to modify benefits from time to time as it deems necessary.

We are excited about your joining our team and we look forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with Integral Systems Inc. is for no specified period and constitutes “at-will” employment. This offer letter does not create a contract of employment, and any claims to the contrary, without the express written consent of the CEO, are not valid. Integral Systems Inc. reserves the right to conduct a background investigation and/or reference checks on any prospective employee. Your job offer, therefore, is contingent upon a completion of such a background investigation and/or reference checks.

Please indicate your acceptance of this offer by signing and dating this letter in the space provided below. By accepting this offer you are indicating that you are not bound by any prior agreements that would preclude you from joining our company. A duplicate has been provided for your records. If you accept our offer, your first day of employment will be Monday, June 28, 2010. Our offer of employment will lapse if it is not accepted, signed and returned by 6/23/2010.

This offer of employment, and its commitments, supersedes all other offers and commitments, oral or written, explicit or implied, made by any person at Integral Systems, Inc.

Christopher, we look forward to the prospect of your joining our team and working with Integral Systems Inc. as we work together to maintain our leadership position in the satellite communications market.

Paul G. Casner

President and Chief Executive Officer

By signing below I accept the position of Chief Financial Officer.

Christopher Roberts		June 16, 2010
Printed Name	Signature	Date

Memorandum

To:	Christopher Roberts

From:	Jean Robinson
Director, Human Resources

cc:	Paul G. Casner, Jr.
President and Chief Executive Officer

Date:	June 16, 2010

Subject:	Offer of Employment

This memo serves to confirm that, in addition to the base compensation and fringe benefits defined in your offer letter, you will also be eligible for the following:

•

Participation in the Integral Systems, Inc. Management Incentive Plan (MIP) with a target bonus opportunity of 50% of your annual salary based on the Corporate and Individual performance parameters, as applicable, and as described in the Plan, and;

•

Upon approval by the ISI Compensation Committee of the Board of Directors, you will be issued options to purchase 30,000 shares of the company’s common stock. Such stock options will be governed by the standard terms and conditions of the Employee Stock Option Pool.

Accepted:		Date:	June 16, 2010
(Christopher Roberts)